UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Synaptics Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Synaptics aggressively manages dilution from its equity compensation program through its share repurchase program and has done so for many years. As of August 30, 2013, the record date for the 2013 Annual Meeting of Stockholders, Synaptics’ had 32,337,730 shares outstanding, which was less than the split-adjusted 34,173,078 shares outstanding on January 29, 2002, the initial public offering date. Synaptics utilizes its share repurchase program to ensure minimal dilution from its equity compensation programs having repurchased for approximately $510 million a split adjusted 23,144,886 shares since 2005, of which 7,729,523 of those shares were repurchased in the three-year period ended August 30, 2013 and 1,216,904 were repurchased in the first quarter of fiscal 2014. The remaining authorization under the share repurchase program is approximately $110 million.

As of August 30, 2013, there were 5,962,261 shares reserved for issuance under outstanding stock options, of which 4,380,374 are vested and in-the-money. Of the vested and in-the-money stock options, 1,048,056 have been outstanding for more than six years. Excluding the 1,048,056 shares underlying stock options that are vested and in-the-money and outstanding for more than six years, the weighted average exercise price for outstanding stock options is $28.03 and the weighted average contractual term is 5.4 years.